Exhibit 16





March 18, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                              Alltrista Corporation

We have read Item 4 of Alltrista Corporation's Form 8-K dated March 18, 1998 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,



Price Waterhouse LLP







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